Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FOURTH QUARTER AND FISCAL 2024 FINANCIAL RESULTS

Revenue from continuing operations increased 9% to $193.9 million, driven by volume growth

Loss from continuing operations of $4.6 million compared to a loss of $3.0 million in the prior year

Adjusted EBITDA from continuing operations increased 20% to $26.1 million

Delivered strong free cash flow and achieved targeted leverage of 3.0x

Minneapolis, Minnesota - February 26, 2025 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), an innovative and sustainable manufacturer fueling the future of food, today announced financial results for the fourth quarter ended December 28, 2024.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Fourth quarter 2024 highlights:

  Revenues of $193.9 million increased 8.9% compared to $178.1 million in the prior year period, driven by 12.8% volume growth partially offset by a 2.1% price reduction for pass-through commodity pricing

  Loss from continuing operations was $4.6 million compared to a loss of $3.0 million in the prior year period

  Adjusted earnings1 from continuing operations was $7.6 million compared to $4.5 million in the prior year period

  Adjusted EBITDA1 from continuing operations increased 20.0% to $26.1 million, or 13.5% of revenues, compared to $21.7 million, or 12.2% of revenues, in the prior year period

  Strong free cash flow enabling $24.7 million sequential reduction of debt from Q3, driving achievement of leverage target of 3.0x

"We delivered another solid quarter led by double-digit volume growth reflecting broad strength across our portfolio," said Brian Kocher, Chief Executive Officer of SunOpta.  "Our business momentum remains strong with productivity and efficiency initiatives progressing as planned, unlocking additional capacity. In 2025, we look to again drive strong growth and expand our market share by leveraging the competitive strengths of our platform to create unique, high value-add solutions for our customers. We will also maintain our disciplined financial approach to deliver sustainable gross margin improvement and continue to generate significant free cash flow.  With no major growth capital investments on the horizon, we expect to continue de-levering our balance sheet and drive increasing returns on invested capital."

Fourth quarter 2024 Results

Revenues increased 8.9% to $193.9 million for the fourth quarter of 2024. The increase was driven by favorable volume/mix of 12.8%, partially offset by a price reduction of 2.1% due to the pass through of commodity costs for certain raw materials, together with a 1.7% revenue reduction related to our exit from the smoothie bowls category in March 2024.  Volume/mix reflected volume growth for fruit snacks, broths, and plant-based beverages.

Gross profit decreased by $3.9 million, or 15.4%, to $21.2 million for the fourth quarter of 2024, compared to $25.0 million in the prior year period. As a percentage of revenues, gross profit margin was 10.9% compared to 14.1% in the fourth quarter of 2023. Adjusted gross margin¹ was 16.1% compared to 17.2% in the fourth quarter of 2023.  The 110-basis point decrease in adjusted gross margin reflects incremental depreciation for newly launched production assets along with short-term investments to drive future sustainable supply chain efficiencies.

Operating income was $2.7 million down from $3.8 million in the fourth quarter of 2023, reflecting lower gross profit partially offset by lower SG&A expenses.

Loss from continuing operations was $4.6 million for the fourth quarter of 2024 compared with a loss of $3.0 million in the prior year period. Diluted loss per share from continuing operations attributable to common shareholders (after dividends and accretion on preferred stock) was $0.04 for the fourth quarter compared with a diluted loss per share of $0.03 in the prior year period.

Adjusted earnings1 from continuing operations was $7.6 million or $0.06 per diluted share in the fourth quarter of 2024 compared to adjusted earnings from continuing operations of $4.5 million or $0.04 per diluted share in the fourth quarter of 2023.

Adjusted EBITDA1 from continuing operations was $26.1 million in the fourth quarter of 2024 compared to $21.7 million in the fourth quarter of 2023.

In the fourth quarter of 2024, management identified certain errors related to prior year amounts, which were not material to the Company's previously issued financial statements. These principally related to underpayment of duties on certain of our products imported to the U.S. from Canada in fiscal years 2023 and 2022. We have revised the prior year financial results accordingly.  In the aggregate, the correction of these errors had the effect of increasing the net losses previously reported for the fourth quarter and year ended December 30, 2023 by $1.8 million ($0.02 per share) and $3.8 million ($0.03 per share), respectively, and reducing our previous determinations of Adjusted EBITDA for those periods by $0.6 million and $2.6 million, respectively. These revisions are fully described in the Company's Annual Report on Form 10-K for fiscal 2024.

Please refer to the discussion and table below under "Non-GAAP Measures".

Balance Sheet and Cash Flow

As of December 28, 2024, SunOpta had total assets of $668.5 million and total debt of $265.2 million compared to total assets of $667.2 million and total debt of $263.5 million at year end fiscal 2023. During the fiscal year ended December 28, 2024, cash provided by operating activities of continuing operations was $52.3 million compared to $3.6 million of cash provided by operating activities of continuing operations during fiscal 2023. The increase in cash provided from operating activities mainly reflected improved working capital efficiency, together with increased operating income, driven by revenue growth.  Investing activities of continuing operations consumed $25.0 million of cash during fiscal 2024, down from $46.5 million in fiscal 2023, reflecting lower capital expenditures together with proceeds from the sale of the smoothie bowl product line.

2025 Outlook2

The Company is introducing its outlook for fiscal 2025 and continues to expect strong growth in revenue and adjusted EBITDA:

($ millions)	Outlook	Growth
Revenue	$775 - 805	7% - 11%
Adj. EBITDA	$97 - 103	9% - 16%

Conference Call

SunOpta plans to host a conference call at 5:30 P.M. Eastern time on Wednesday, February 26, 2025, to discuss the fourth quarter financial results. After prepared remarks, there will be a question and answer period. Investors interested in listening to the live webcast can access a link on SunOpta's website at www.sunopta.com under the "Investor Relations" section or directly. A replay of the webcast will be archived and can be accessed for approximately 90 days on the Company's website.

This call may be accessed with the toll free dial-in number (888) 440-4182 or international dial-in number (646) 960-0653 using Conference ID: 8338433.

1 See discussion of non-GAAP measures

2 The Company has  included certain forward-looking statements about the future financial performance that include non-GAAP financial measures, including Adjusted EBITDA. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures. Historically, management has excluded the following items from certain of these non-GAAP measures, and such items may also be excluded in future periods and could be significant amounts.

  Expenses related to the acquisition or divestiture of a business, including business development costs, impairment of assets, integration costs, severance, retention costs and transaction costs;
  Charges associated with restructuring and cost saving initiatives, including but not limited to asset impairments, accelerated depreciation, severance costs and lease abandonment charges;
  Asset impairment charges and facility closure costs;
  Legal settlements or awards; and
  The tax effect of the above items.

About SunOpta Inc.

SunOpta (Nasdaq:STKL) (TSX:SOY) is an innovative and sustainable manufacturer fueling the future of food. With roots tracing back over 50 years, SunOpta drives growth for today's leading brands by serving as a trusted innovation partner and value-added manufacturer, crafting organic, plant-based beverages, fruit snacks, nutritional beverages, broths and tea products sold through retail, club, foodservice and e-commerce channels. Alongside the company's commitment to top brands, retailers and coffee shops, SunOpta also proudly produces its own brands,, including Sown®, Dream®, and West LifeTM. For more information, visit www.sunopta.com and LinkedIn.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our intention to maintain our disciplined financial approach to deliver sustainable gross margin improvement and continue to generate significant free cash flow, our expectation to continue de-levering our balance sheet and drive increasing returns on invested capital and our anticipated Revenue, Adjusted EBITDA, Revenue growth and Adjusted EBITDA growth for fiscal 2025. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "potential", "expect", "believe", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "continue", "becoming", "intend", "confident", "may", "project", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers; current customer demand for the Company's products; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; labor cost reductions; and the terms of our insurance policies. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as the possibility of supply chain, logistics and other disruptions; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Contacts:

Investor Relations:

Reed Anderson

ICR

646-277-1260

reed.anderson@icrinc.com

Media Relations:

Claudine Galloway

SunOpta

952-295-9579

press.inquiries@sunopta.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters and years ended December 28, 2024 and December 30, 2023

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Year ended
	December 28, 2024	December 30, 2023(1)	December 28, 2024	December 30, 2023(1)
	$	$	$	$

Revenues	193,909	178,057	723,728	626,730
Cost of goods sold	172,717	153,013	627,424	540,730
Gross profit	21,192	25,044	96,304	86,000
Selling, general and administrative expenses	18,236	20,251	79,406	78,654
Intangible asset amortization	446	446	1,784	1,784
Other expense (income), net	(179)	475	(1,833)	455
Foreign exchange loss (gain)	(15)	66	1,357	110
Operating income	2,704	3,806	15,590	4,997
Interest expense, net	5,686	7,518	24,908	26,909
Other non-operating expense	450	-	686	-
Loss from continuing operations before income taxes	(3,432)	(3,712)	(10,004)	(21,912)
Income tax expense (benefit)	1,187	(709)	1,470	3,269
Loss from continuing operations	(4,619)	(3,003)	(11,474)	(25,181)
Net loss from discontinued operations	(4,105)	(10,482)	(5,919)	(153,608)
Net loss	(8,724)	(13,485)	(17,393)	(178,789)
Dividends and accretion on preferred stock	(138)	(429)	(539)	(1,981)
Loss attributable to common shareholders	(8,862)	(13,914)	(17,932)	(180,770)

Basic and diluted loss per share
Loss from continuing operations attributable to common shareholders	(0.04)	(0.03)	(0.10)	(0.24)
Loss from discontinued operations	(0.04)	(0.09)	(0.05)	(1.34)
Loss attributable to common shareholders	(0.08)	(0.12)	(0.15)	(1.58)

Weighted-average common shares outstanding (000s)
Basic	116,951	115,793	116,617	114,226
Diluted	116,951	115,793	116,617	114,226

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

SunOpta Inc.

Consolidated Balance Sheets

As at December 28, 2024 and December 30, 2023

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	December 28, 2024	December 30, 2023(1)
	$	$

ASSETS
Current assets
Cash and cash equivalents	1,552	306
Accounts receivable	46,314	63,023
Inventories	92,798	85,070
Prepaid expenses and other current assets	14,680	23,776
Income taxes recoverable	4,114	4,717
Current assets held for sale	-	5,910
Total current assets	159,458	182,802

Restricted cash	7,460	8,448
Property, plant and equipment, net	343,618	320,199
Operating lease right-of-use assets	105,692	104,788
Intangible assets, net	20,077	21,861
Goodwill	3,998	3,998
Other long-term assets	28,224	25,055
Total assets	668,527	667,151

LIABILITIES
Current liabilities
Accounts payable	93,362	77,467
Accrued liabilities	17,876	22,724
Notes payable	11,110	17,596
Income taxes payable	638	-
Current portion of long-term debt	29,393	24,647
Current portion of operating lease liabilities	17,055	15,808
Total current liabilities	169,434	158,242

Long-term debt	235,798	238,883
Operating lease liabilities	99,328	98,696
Deferred income taxes	325	505
Total liabilities	504,885	496,326

Series B-1 Preferred Stock	15,048	14,509

SHAREHOLDERS' EQUITY
Common shares	471,792	464,169
Additional paid-in capital	30,775	28,188
Accumulated deficit	(355,982)	(338,050)
Accumulated other comprehensive income	2,009	2,009
Total shareholders' equity	148,594	156,316
Total liabilities and shareholders' equity	668,527	667,151

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

SunOpta Inc.

Consolidated Statements of Cash Flows

For the years ended December 28, 2024 and December 30, 2023

(Unaudited)

(Expressed in thousands of U.S. dollars)

	Year ended
	December 28, 2024	December 30, 2023(1)
	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Net loss	(17,393)	(178,789)
Net loss from discontinued operations	(5,919)	(153,608)
Loss from continuing operations	(11,474)	(25,181)
Items not affecting cash:
Depreciation and amortization	36,497	31,039
Amortization of debt issuance costs	914	1,398
Deferred income taxes	(180)	3,978
Stock-based compensation	11,190	12,432
Gain on sale of smoothie bowls product line	(1,800)	-
Gain on sale of property, plant and equipment	(244)	-
Loss on extinguishment of debt	-	1,584
Other	(275)	707
Changes in operating assets and liabilities, net of divestitures	17,711	(22,382)
Net cash provided by operating activities of continuing operations	52,339	3,575
Net cash provided by (used in) operating activities of discontinued operations	(2,310)	11,269
Net cash provided by operating activities	50,029	14,844
Investing activities
Additions to property, plant and equipment	(31,928)	(46,125)
Proceeds from sale of smoothie bowls product line	6,336	-
Proceeds from sale of property, plant and equipment	612	-
Cash settlement of foreign currency forward contract	-	(394)
Net cash used in investing activities of continuing operations	(24,980)	(46,519)
Net cash provided by investing activities of discontinued operations	6,300	90,551
Net cash provided by (used in) investing activities	(18,680)	44,032
Financing activities
Increase (decrease) in borrowings under revolving credit facilities	2,187	(15,863)
Borrowings of long-term debt	1,446	199,855
Repayment of long-term debt	(26,953)	(95,303)
Repayment of asset-based credit facilities	-	(141,880)
Payment of debt issuance costs	-	(3,297)
Proceeds from notes payable	129,662	102,043
Repayment of notes payable	(136,148)	(84,447)
Proceeds from the exercise of stock options and employee share purchases	1,935	1,882
Payment of withholding taxes on stock-based awards	(2,915)	(9,404)
Payment of cash dividends on preferred stock	(305)	(1,732)
Payment of common share issuance costs	-	(191)
Net cash used in financing activities of continuing operations	(31,091)	(48,337)
Net cash used in financing activities of discontinued operations	-	(2,464)
Net cash used in financing activities	(31,091)	(50,801)
Increase in cash, cash equivalents and restricted cash in the period	258	8,075
Cash, cash equivalents and restricted cash, beginning of the period	8,754	679
Cash, cash equivalents and restricted cash, end of the period	9,012	8,754

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

In the fourth quarter of 2024, management identified certain underpayment of duties to U.S. Customs and Border Protection, recognized in cost of goods sold, for the period from January 2022 to December 2024.  The identified errors related to prior years were not deemed material to the Company's previously issued financial statements, but it was determined that correcting the errors in the current period would be considered material to the Company's consolidated results of operations for fiscal 2024. As at December 28, 2024, the Company accrued $7.4 million for duties and interest thereon estimated to be owed for the impacted periods, of which $2.9 million related to each of the years ended December 28, 2024 and December 30, 2023, and $1.6 million related to the year ended December 31, 2022.

Additionally, the Company has corrected the financial results for the prior fiscal period for unrelated immaterial errors originating in fiscal 2023 that were previously corrected in fiscal 2024. The Company also reclassified certain consideration payable to a customer in 2023 from cost of goods sold to a reduction in revenues and remeasured certain lease assets and liabilities recognized as at December 30, 2023.

These revisions are fully described in the Company's Annual Report on Form 10-K for fiscal 2024.

Non-GAAP Measures

Adjusted Gross Margin

Gross margin is a measure of gross profit (equal to revenues less cost of goods sold) as a percentage of revenues. The Company uses a measure of adjusted gross margin that excludes non-capitalizable start-up costs that are incurred in connection with capital expansion projects. In recent years, the Company has undergone the largest capital expansion in its history, including the construction of a new plant-based beverage facility in Midlothian, Texas. As a result, start-up costs have had a significant impact on the comparability of reported gross margins, which may obscure trends in our margin performance. Additionally, the Company's measure of adjusted gross margin may exclude other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, the Company would not expect to occur as part of its normal business on a regular basis.

The Company uses the measure of adjusted gross margin to evaluate the underlying profitability of its revenue-generating activities within each reporting period. The Company believes that disclosing this non-GAAP measure provides users with a meaningful, consistent comparison of its profitability measure for the periods presented. However, the non-GAAP measure of adjusted gross margin should not be considered in isolation or as a substitute for gross margin calculated based on gross profit determined in accordance with U.S. GAAP.

The following table presents a reconciliation of adjusted gross margin from reported gross margin calculated in accordance with U.S. GAAP.

	Revenues	Cost of Goods Sold	Gross Profit
For the quarter ended	$	$	$
December 28, 2024
As reported	193,909	172,717	21,192
Adjustments:
Start-up costs(a)	1,306	(8,207)	9,513
Wastewater haul-off charges(b)	-	(755)	755
As adjusted	195,215	163,755	31,460

Reported gross margin			10.9%
Adjusted gross margin			16.1%

	Revenues(1)	Cost of Goods Sold(1)	Gross Profit(1)
For the quarter ended	$	$	$
December 30, 2023
As reported	178,057	153,013	25,044
Adjustments:
Start-up costs(a)	1,728	(666)	2,394
Product withdrawal costs(c)	-	(3,440)	3,440
As adjusted	179,785	148,907	30,878

Reported gross margin			14.1%
Adjusted gross margin			17.2%

	Revenues	Cost of Goods Sold	Gross Profit
For the year ended	$	$	$
December 28, 2024
As reported	723,728	627,424	96,304
Adjustments:
Start-up costs(a)	1,727	(14,608)	16,335
Wastewater haul-off charges(b)	-	(4,361)	4,361
Product withdrawal costs(c)	-	(2,145)	2,145
As adjusted	725,455	606,310	119,145

Reported gross margin			13.3%
Adjusted gross margin			16.4%

	Revenues(1)	Cost of Goods Sold(1)	Gross Profit(1)
For the year ended	$	$	$
December 30, 2023
As reported	626,730	540,730	86,000
Adjustments:
Start-up costs(a)	1,728	(16,997)	18,725
Product withdrawal costs(c)	-	(3,440)	3,440
As adjusted	628,458	520,293	108,165

Reported gross margin			13.7%
Adjusted gross margin			17.2%

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

Adjusted Earnings and Adjusted EBITDA from continuing operations

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") from continuing operations, which are not measures in accordance with U.S. GAAP. The Company believes that adjusted earnings and adjusted EBITDA from continuing operations assist investors in comparing performance across reporting periods on a consistent basis by excluding items that management believes are not indicative of its operating performance. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for, an analysis of the Company's results as reported under U.S. GAAP.

The following are tabular presentations of adjusted earnings and adjusted EBITDA from continuing operations, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	December 28, 2024		December 30, 2023
		Per Share		Per Share
For the quarters ended	$	$	$	$
Loss from continuing operations	(4,619)		(3,003)
Dividends and accretion on preferred stock	(138)		(429)
Loss from continuing operations attributable to common shareholders	(4,757)	(0.04)	(3,432)	(0.03)
Adjusted for:
Start-up costs(a)	11,494		2,394
Wastewater haul-off charges(b)	755		-
Product withdrawal costs(c)	-		3,440
Unrealized foreign exchange loss on restricted cash(d)	244		-
Loss on extinguishment of debt(f)	-		1,584
Other(i)	(179)		491
Adjusted earnings from continuing operations	7,557	0.06	4,477	0.04

	December 28, 2024	December 30, 2023(1)
For the quarters ended	$	$
Loss from continuing operations	(4,619)	(3,003)
Interest expense, net	5,686	7,518
Loss on sale of receivables*	450	-
Income tax expense (benefit)	1,187	(709)
Depreciation and amortization	9,492	8,166
Stock-based compensation	1,575	3,443
Adjusted for:
Start-up costs(a)	11,494	2,394
Wastewater haul-off charges(b)	755	-
Product withdrawal costs(c)	-	3,440
Unrealized foreign exchange loss on restricted cash(d)	244	-
Other(i)	(179)	491
Adjusted EBITDA from continuing operations	26,085	21,740

* Included in other non-operating expense.

	December 28, 2024		December 30, 2023(1)
		Per Share		Per Share
For the years ended	$	$	$	$
Loss from continuing operations	(11,474)		(25,181)
Dividends and accretion on preferred stock	(539)		(1,981)
Loss from continuing operations attributable to common shareholders	(12,013)	(0.10)	(27,162)	(0.24)
Adjusted for:
Start-up costs(a)	19,149		20,249
Wastewater haul-off charges(b)	4,361		-
Product withdrawal costs(c)	2,145		3,440
Unrealized foreign exchange loss on restricted cash(d)	1,607		-
Business development costs(e)	-		2,390
Loss on extinguishment of debt(f)	-		1,584
Severance costs(g)	-		897
Gain on sale of smoothie bowls product line(h)	(1,800)		-
Other(i)	(33)		471
Change in valuation allowance for deferred tax assets(j)	-		3,978
Adjusted earnings from continuing operations	13,416	0.11	5,847	0.05

	December 28, 2024	December 30, 2023(1)
For the years ended	$	$
Loss from continuing operations	(11,474)	(25,181)
Interest expense, net	24,908	26,909
Loss on sale of receivables*	686	-
Income tax expense	1,470	3,269
Depreciation and amortization	36,497	31,039
Stock-based compensation	11,190	12,432
Adjusted for:
Start-up costs(a)	19,149	20,249
Wastewater haul-off charges(b)	4,361	-
Product withdrawal costs(c)	2,145	3,440
Unrealized foreign exchange loss on restricted cash(d)	1,607	-
Business development costs(e)	-	2,390
Severance costs(g)	-	897
Gain on sale of smoothie bowls product line(h)	(1,800)	-
Other(i)	(33)	471
Adjusted EBITDA from continuing operations	88,706	75,915

* Included in other non-operating expense.

Footnotes

(1) Revised from amounts previously filed to adjust for prior period errors. More information is included in our Form 10-K.

(a) For the fourth quarter and year ended 2024, start-up costs of $9.5 million and $16.3 million, respectively, were recorded as a reduction of revenues ($1.3 million and $1.7 million, respectively) and an increase to cost of goods sold ($8.2 million and $14.6 million, respectively). Start-up costs in 2024 were mainly related to the scale-up of production at our plant-based beverage facility in Midlothian, Texas, including the start-up of a new high-speed Edge line, as well as the impact of production downtime during the fourth quarter of 2024, to allow for the installation of new electrical switchgear to replace temporary equipment that had been put in use due to supply chain disruptions during the facility's construction.

Additionally, for the fourth quarter and year ended 2024, start-up costs included $2.0 million and $2.8 million, respectively, of consultancy fees related to operational productivity initiatives, which were recorded in SG&A expenses.

For the fourth quarter and year ended 2023, start-up costs of $2.4 million and $18.7 million, respectively, were recorded as a reduction of revenues ($1.7 million for the fourth quarter and year) and an increase to cost of goods sold ($0.7 million and $17.0 million, respectively). Start-up costs in 2023 were mainly related to the initial ramp-up of production at our Midlothian, Texas, facility, and the addition of new extrusion and high-speed packaging lines at our fruit snacks facility in Omak, Washington.

Additionally, for the year ended 2023, start-up costs included $1.5 million of consultancy fees related to operational productivity initiatives, which were recorded in SG&A expenses.

(b) Reflects temporary third-party haul-off charges for excess wastewater produced at our Midlothian, Texas, facility, due to volume constraints within our current treatment system. These charges are recorded in cost of goods sold.

(c) For the year ended 2024, reflects certain direct costs, net of expected insurance recoveries, related to the voluntary withdrawal from customers of certain batches of aseptically packaged products that may have had the potential for non-pathogenic microbial contamination.

For the fourth quarter and year ended 2023, reflects direct costs, net of expected recoveries, related to the withdrawal from customers of specific batches of aseptically-packaged product due to a faulty seal caused by an equipment misconfiguration by a third-party service provider. Product withdrawal costs are recorded in cost of goods sold.

(d) For the fourth quarter and year ended 2024, reflects an unrealized foreign exchange loss associated with peso-denominated bank accounts in Mexico that were retained following the divestiture of our Frozen Fruit business ("Frozen Fruit") in 2023. These accounts are currently subject to a judicial hold in connection with a litigation matter.

(e) For the year ended 2023, business development costs were related to the divestiture of Frozen Fruit. These costs are recorded in SG&A expenses.

(f) For the quarter and year ended 2023, reflects a loss on the extinguishment of debt in connection with the refinancing of our credit agreement in December 2023, which is recorded in interest expense, net.

(g) For the year ended 2023, reflects employee severance costs recognized in connection with the consolidation of our continuing operations following the divestiture of Frozen Fruit, which are recorded in SG&A expenses.

(h) For the year ended 2024, reflects the pre-tax gain on sale of the smoothie bowls product line, which is recorded in other income.

(i) For the quarter ended 2024, other reflects a gain on sale of a former warehouse facility. Additionally, for the year ended 2024, other includes gains on the settlement of certain legal matters, partially offset by accrued demolition costs related to our former roasted snack facility, which was abandoned in 2018. For the quarter and year ended 2023, other includes a $0.4 million loss on a foreign exchange hedge in connection with the divestiture of Frozen Fruit and reserves for legal settlements. These other amounts are recorded in other expense/income.

(j) For the year ended 2023, reflects an increase to the valuation allowance for U.S. deferred tax assets based on an assessment of the future realizability of the related tax benefits.

Quarterly Adjusted EBITDA from Continuing Operations

The following table presents quarterly adjusted EBITDA from continuing operations.

	Fiscal 2024
	Quarter ended				Year ended
	March 30, 2024	June 29, 2024	September 28, 2024	December 28, 2024	December 28, 2024
	$	$	$	$	$
Earnings (loss) from continuing operations	3,796	(4,437)	(6,214)	(4,619)	(11,474)
Interest expense, net	6,050	6,410	6,762	5,686	24,908
Loss on sale of receivables*	-	-	236	450	686
Income tax expense (benefit)	277	(17)	23	1,187	1,470
Depreciation and amortization	8,576	9,110	9,319	9,492	36,497
Stock-based compensation	4,645	2,443	2,527	1,575	11,190
Adjusted for:
Start-up costs	327	2,348	4,980	11,494	19,149
Wastewater haul-off charges	-	1,426	2,180	755	4,361
Product withdrawal costs	-	2,145	-	-	2,145
Unrealized foreign exchange loss on restricted cash	-	838	525	244	1,607
Gain on sale of smoothie bowls product line	(1,800)	-	-	-	(1,800)
Other	-	(304)	450	(179)	(33)
Adjusted EBITDA from continuing operations	21,871	19,962	20,788	26,085	88,706

* Included in other non-operating expense.